THE FAIRCHILD CORPORATION
  PRO FORMA CONDENSED SEPARATED FINANCIAL STATEMENTS (UNAUDITED)

     The Following unaudited pro forma condensed separated balance sheet as of December 31, 1995, and the pro forma condensed separated consolidated statements of earnings for the year ended June 30, 1995 and the six months ended December 31, 1995, give effect to the Company's disposition of the D-M-E Company ("DME"). The pro forma information is based on the historical financial statements of the Company and DME giving effect to the transaction and assumptions and adjustments specified in the accompanying notes to the pro forma financial statements.

     The unaudited pro forma statements of the Company are not necessarily indicative of the results or financial position that actually would have occurred if the disposition of DME had been in effect since July 1, 1994 and July 1, 1995, nor are they necessarily indicative of future results or financial position of the Company. The pro forma financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's June 30, 1995 Form 10-K.

                            THE FAIRCHILD CORPORATION
                       PRO FORMA CONDENSED SEPARATED BALANCE SHEET
                                     December 31, 1995
                                     (in thousands)
                                      Historical             Pro Forma
                                ---------------------  -----------------------
ASSETS                              TFC        DME     Adjustments      TFC
------                          ---------- ----------  ------------  ---------
Cash                            $ 42,967   $           $ 74,000 (1)
                                                        (74,000)(2)  $ 42,967
Accounts receivable                70,241                              70,241
Notes receivable-current                                171,377 (1)   171,377
Inventories                        78,449                              78,449
Prepaid expenses and other
 current assets                    27,092                              27,092
Net current assets of
 discontinued operations           34,609    (34,166)                     443
                                ---------- ----------  ---------     ---------
Total Current Assets              253,358    (34,166)   171,377       390,569

Property, plant and equipment     228,239                             228,239
Accumulated depreciation          (98,970)                            (98,970)
Net noncurrent assets of
 discontinued operations           85,577    (85,528)                      49
Investment in affiliates           70,904                              70,904
Goodwill                          152,184                             152,184
Other assets                      137,405                             137,405
                                ---------- ----------  ---------     ---------
Total Assets                    $ 828,697  $(119,694)  $171,377      $880,380
                                ========== ==========  =========     =========
LIABILITIES
-----------
Bank notes payable and current
 maturities of long term debt   $ 100,288  $           $(67,303)(2)  $ 32,985
Accounts payable                   32,323                              32,323
Other accrued liabilities          75,816                 7,341 (1)    83,157
Accrued income tax                                       41,420 (1)    41,420
                                ---------- ----------  ---------     ---------
Total Current Liabilities         208,427      --       (18,542)      189,885

Long-term debt, less current
 maturities                       448,642                (6,697)(2)   441,945
Other long-term liabilities        86,873                              86,873
Noncurrent income taxes            38,981                              38,981
Redeemable preferred stock         15,311                              15,311
                                ---------- ----------  ---------     ---------
Total Liabilities                 798,234      --       (25,239)      772,995

Stockholders' equity:
 Common stock                       2,242     (3,826)     3,826 (1)     2,242
 Treasury stock                   (51,719)                            (51,719)
 Paid-in capital                   67,445   (100,084)   100,084 (1)    67,445
 Retained earnings                  9,344    (15,784)    15,784 (1)
                                                         76,922 (1)    86,386
 Cumulative translation
  adjustment                        3,151                               3,151
                                ---------- ----------  ---------     ---------
Total Stockholders' Equity         30,463   (119,694)   196,616       107,385

Total Liabilities and
 Stockholders' Equity           $ 828,697  $(119,694)  $171,377      $880,380
                                ========== ==========  =========     =========

          See Notes to Pro Forma Condensed Separated Financial Statements.

                               THE FAIRCHILD CORPORATION
                 PRO FORMA CONDENSED SEPARATED STATEMENT OF EARNINGS
                           For the year ended June 30, 1995
                         (in thousands, except per share data)

                                      Historical             Pro Forma
                                ---------------------  -----------------------
                                    TFC        DME     Adjustments      TFC
Revenue:                        ---------- ----------  -----------   ---------
Sales                          $ 546,323  $(167,769)                $378,554
 Other income, net                    656        396                    1,052
                                ---------- ----------  ---------     ---------
                                  546,979   (167,373)       --        379,606
 Cost and expenses:
 Cost of sales                    419,290   (110,152)                 309,138
 Selling, general and
  administrative                  107,226    (30,208)                  77,018
 Research and development           4,100     (1,114)                   2,986
 Amortization of goodwill           6,157     (1,637)                   4,520
                                ---------- ----------  ---------     ---------
                                  536,773   (143,111)       --        393,662

Operating income (loss)            10,206    (24,262)       --        (14,056)

Interest expense                   71,159        (60)    (6,463)(3)    64,636
Interest income                    (3,389)        18    (13,710)(3)   (17,081)
                                ---------- ----------  ---------     ---------
Net interest expense               67,770        (42)   (20,173)       47,555

Investment income, net              5,705                               5,705
Equity in earnings of
 affiliates                         2,369       (762)                   1,607
Minority interest                  (2,449)       156                   (2,293)
                               ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations before taxes          (51,939)   (24,826)    20,173       (56,592)
Income tax provision (benefit)    (18,019)   (10,410)     7,061       (21,368)
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations                     $ (33,920) $ (14,416)  $ 13,113      $(35,223)
                                ========== ==========  =========     =========

Earnings (loss) per share:
Loss from continuing operations $  (2.11)                            $ (2.19)
                                ==========                           =========

Weighted average number of
 shares outstanding               16,103                               16,103
                                ==========                           =========

          See Notes to Pro Forma Condensed Separated Financial Statements.

                          THE FAIRCHILD CORPORATION
              PRO FORMA CONDENSED SEPARATED STATEMENT OF EARNINGS
                 For the six months ended December 31, 1995
                   (in thousands, except per share data)

                                      Historical             Pro Forma
                                ---------------------  -----------------------
                                    TFC        DME     Adjustments      TFC
Revenue:                        ---------- ----------  -----------   ---------
Sales                          $ 211,376  $   (*)                   $211,376
 Other income, net                    136                                 136
                                ---------- ----------  ---------     ---------
                                  211,512       --          --        211,512
 Cost and expenses:
 Cost of sales                    162,141                             162,141
 Selling, general and
  administrative                   41,274                              41,274
 Research and development              44                                  44
 Amortization of goodwill           2,378                               2,378
 Restructuring                        285                                 285
                                ---------- ----------  ---------     ---------
                                  206,122       --          --        206,122

Operating income (loss)             5,390       --          --          5,390

Interest expense                   36,047                (3,232)(3)    32,815
Interest income                    (1,279)               (6,855)(3)    (8,134)
                                ---------- ----------  ---------     ---------
Net interest expense               34,768       --      (10,087)       24,681

Investment income, net              1,912                               1,912
Equity in earnings of
 affiliates                         1,889                               1,889
Minority interest                  (1,085)                             (1,085)
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations before taxes          (26,662)      --       10,087       (16,575)
Income tax provision (benefit)     (9,951)                3,530        (6,421)
                                ---------- ----------  ---------     ---------
Earnings (loss) from continuing
 operations                     $ (16,711) $    --     $  6,556      $(10,155)
                                ========== ==========  =========     =========

Earnings (loss) per share:
Loss from continuing operations $  (1.04)                            $ (0.64)
                                ==========                           =========

Weighted average number of
 shares outstanding               16,122                               16,122
                                ==========                           =========

      * - Results of DME were included as part of earnings from discontinued operations for the six months ended December 31, 1995.

          See Notes to Pro Forma Condensed Separated Financial Statements.

                          THE FAIRCHILD CORPORATION
            NOTES TO PRO FORMA CONDENSED SEPARATED FINANCIAL STATEMENTS

     On February 22, 1996, the Company completed the sale of DME to Cincinnati Milacron for $74,000,000 in cash and $171,377,000 in 8% promissory notes which mature one year following the closing of the sale. The pro forma financial statements separate (i) the assets and liabilities of DME from the Company's consolidated balance sheets at December 31, 1995, and (ii) the results of operations of DME from the Company's consolidated statement of earnings for the year ended June 30, 1995 and six months ended December 31, 1995. In separating the entities, the following pro forma adjustments have been made.

     (1) Reflects the sale of certain assets and liabilities of DME in exchange for cash and notes receivable, reduced by accrued expenses (incentive compensation, legal, audit and other associated fees) incurred for the disposition as follows:
                                                December 31,
                                                    1995
                                                ------------
     Cash                                      $ 74,000,000
     Notes receivable                           171,377,000
     Other accrued expenses                      (7,341,000)
                                                ------------
     Net proceeds received                      238,036,000
     Carrying value of net assets sold          119,694,000
                                                ------------
     Nonrecurring gain before taxes             118,342,000
     Taxes payable (35% statutory tax rate)      41,420,000
                                                ------------
     Net gain on sale                          $ 76,922,000
                                                ============

     (2) Cash received was immediately used to reduce bank loans(with interest rates of approximately 8.73% in fiscal 1995) as follows:

                                                December 31,
                                                    1995
     Bank notes payable and current maturities ------------
      of debt                                  $ 67,303,000
     Long-term debt, less current maturities      6,697,000
                                                ------------
     Total                                     $ 74,000,000
                                                ============

     (3) For purposes of presenting the pro forma condensed separated statement of earnings, the following adjustments (which are expected to be recurring) have been made:
                                                Six Months
                                                   Ended      Year Ended
                                                December 31,    June 30,
                                                    1995          1995
     Increase (decrease) in earnings:          -----------   -----------
      Interest expense from revised debt
       structures (see Note 2)                 $ 3,232,000   $ 6,463,000
      Interest income from notes receivable      6,855,000    13,710,000
      Tax effects of the above adjustments      (3,530,000)   (7,061,000)
                                                -----------   -----------
      Net adjustments                          $ 6,556,000   $13,113,000
                                                ===========   ===========

     (4) The pro forma statement of earnings has not been adjusted for non-recurring credits or charges that are expected to be incurred within the ensuing year. Such non-recurring items omitted from the pro forma statement of earnings represents the gain, net of tax, on the sale of DME of $76,922,000. See Note 1.